Vellmer & Chang
Chartered Accountants
505 - 815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
Email: info@vellmerchang.com
*denotes a firm of incorporated professionals

February 21, 2008

Securities and Exchange Commission

100 F Street, NW

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 21, 2008 of Monza Ventures Inc. (File Ref no.: 0-519676) (the "Company") and we are in agreement with the statements made in the first, second, third, and fourth paragraphs on page 2 and 3 therein, but we have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Vellmer & Chang

VELLMER & CHANG